CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT
This Confidential Severance and Release Agreement (“Agreement”) is entered into among Southern States Bancshares, Inc. (the “Company”), Southern States Bank (the “Bank”), and Stephen W. Whatley (“Executive”), an individual, as of the date of its acceptance by Executive (“Effective Date”).
WHEREAS, Executive has elected to retire from his employment as Chief Executive Officer of the Company, and from his membership on the Board of Directors of the Bank and of the Company;
WHEREAS, in consideration of Executive’s service to the Bank and the Company and his acceptance of this Agreement, Bank and Company desire to provide certain severance benefits, as described below, in addition to Executive’s retirement benefits under the Employment Agreement dated March 24, 2010, as amended on September 21, 2016, and the Bank’s Supplemental Executive Retirement Plan Agreements (2013 and 2016) (the “SERPs”);
WHEREAS, the Confidentiality, Non-Competition Agreement and Non-solicitation Agreement, entered into between Executive and the Bank dated September 21, 2016, has been lawfully terminated by Bank prior to the Effective Date of this Agreement;
WHEREAS, Executive desires to accept this Agreement and receive the severance and other benefits described herein;
NOW THEREFORE, in exchange for the consideration described below, Bank, Company and Executive acknowledge and agree as follows:
1.Retirement of Employment. For the remainder of this Agreement, unless the context requires otherwise, references to “Bank” include the Company. Executive’s employment with the Bank will terminate effective April 30, 2023 (“Retirement Date”). Following the Retirement Date, Executive shall not be entitled to any benefits of employment with the Bank and shall have no authority to act on behalf of the Bank or any of its affiliated companies, to direct the work of any employees or agents of the Bank or any of its affiliated companies, and shall not have access to any Bank assets or facilities except in the role of a customer of the Bank. No later than the first regularly scheduled payroll date following the payroll period in which Retirement Date falls, Bank will pay Executive all salary earned and due Executive through the Retirement Date.
2.Resignation of Board Membership. As of the Effective Date, Executive resigns his positions as a Member of the Board of Directors of the Bank and as an Officer and Member of the Board of Directors of the Company.
3.Severance Benefits. In consideration of Executive’s acceptance of this Agreement, and the general release and promises contained herein, the Bank will provide the following severance benefits (the “Severance Benefits”) to Executive:
a.pay Executive One Million Seven Hundred Seventy-Seven Thousand Eight Hundred and Forty Dollars and No/100 ($1,777,840.00), less the withholdings required by applicable laws, as follows:
i.Six Hundred Sixty Thousand Dollars and No/100 ($660,000.00) paid in a lump sum within thirty (30) days of the Retirement Date, which payment shall be made by wire transfer to the trust account of Marsh, Rickard & Bryan, P.C., as attorneys for Steven W. Whatley; and
ii.One Million One Hundred Seventeen Thousand Eight Hundred Forty Dollars and No/100 ($1,117,840.00) paid in twenty-three (23) consecutive monthly

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installments of $46,576.67, each beginning on May 15, 2023, and continuing on the 15th day of each month thereafter until April 15, 2025, when a final payment of $46,576.59 shall be due. Said payments shall be paid by direct deposit in the manner in which the Bank has customarily paid wages to Executive. In the event of the death of Executive prior to the earlier of (1) April 15, 2025, or (2) the Delayed Payment Date (as hereafter defined), any unpaid monthly installment payments shall cease as of the 15th day of the month preceding the date of death of Executive.
b.The Severance Benefits are subject to the Executive not having revoked this Agreement as described in paragraph 7 below before May 10, 2023.
c.Notwithstanding the preceding, if Executive is a “specified employee” as `defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as of the Retirement Date, and if no exemption for the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is applicable, then Severance Benefits shall not commence until the seventh month after the month in which the Retirement Date occurs (the “Delayed Payment Date”), with the installment payments that would have been paid during the six month period following the Retirement Date paid to Executive in a lump sum payment, together with the monthly installment due on the Delayed Payment Date.
4.Other Retirement Benefits.
a.Supplemental Executive Retirement Plans. Bank acknowledges that Executive is a participant in the SERPs and that Executive will receive any benefits due under the SERPs in accordance with the terms and conditions of the SERPs;
b.Employment Agreement. Bank and Executive agree that Executive is entitled to a lump sum payment in the amount of Eight Hundred Twenty-Two Thousand One Hundred Sixty Dollars and No/100 ($822,160.00), pursuant to Section 6(a)(iii) of the Employment Agreement dated March 24, 2010, as amended on September 21, 2016, to be paid within thirty (30) days following the Retirement Date, which payment shall be made by wire transfer to the trust account of Marsh, Rickard & Bryan, P.C., as attorneys for Steven W. Whatley;
c.Stock Options and Restricted Stock/Stock Unit Grants. Executive has received certain grants of Options, Restricted Stock and Restricted Stock Units. These awards are subject to the 2017 Incentive Stock Compensation Plan (the “Plan”) and the respective award agreements. Attached hereto as Exhibit A is a statement of the unvested Options, Restricted Stock Awards and Restricted Stock Unit Awards which shall vest upon the Retirement Date in accordance with the Plan, the award agreements and the determination of the Compensation Committee. Any unvested Options, Restricted Stock Awards, and Restricted Stock Units which are not reflected on Exhibit A shall terminate as of the Retirement Date. Options which are exercisable, or become exercisable on the Retirement Date, must be exercised in accordance with Section 2.02(g)(ii) of the Plan.
5.Mutual General Releases.
a.Executive for himself, his heirs, executors, administrators, and assigns, hereby knowingly and voluntarily releases and forever discharges the Bank, the Company, and each of their directors, officers, shareholders, executives, employees, agents, and assigns, (collectively referred to as “Releasees”) of and from any and all claims, demands, actions, or causes of action, contracts, implied contracts, agreements, debts, liabilities, promises and covenants, in law or equity, which Executive may now have or has had against Releasees,

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whether known or unknown or hereafter discovered, under Federal or State law, specifically including, but not limited to, claims for discrimination or harassment on the basis of race, national or ethnic origin, creed, religion, sex, disability, or age, or retaliation or other protected activity or rights under: The Civil Rights Act of 1866, 42 U.S.C. § 1981; The Civil Rights Act of 1871, 42 U.S.C. § 1983; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., as amended; The Civil Rights Act of 1991, 42 U.S.C. § 1981a; The American with Disabilities Act, 42 U.S.C. § 12101 et seq., as amended; The Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended; The Alabama Age Discrimination in Employment Act, Act No. 97-723; The Labor Management Relations Act, 29 U.S.C. § 141 et seq.; The Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; The Alabama Workers’ Compensation Act, Ala. Code § 25-5-1 et seq.; Ala. Code § 25-5-11.1, Ala. Code § 25-5-11, or any other applicable Federal, State or local statute, regulation or common law obligation, duty or cause of action, and Executive agrees that he/he will initiate no such legal action. Furthermore, to the extent that it applies, Executive releases his claims under the Executive Retirement Income Security Act, with the exception of any vested rights or benefits accrued under that Act. Executive understands that this release does not preclude him from filing a charge of discrimination with the Equal Employment Opportunity Commission or participating in an investigation by the EEOC; provided, however, that Executive expressly waives his right to participate in any monetary relief or recovery and agrees not to accept any such monetary relief or recovery in connection with any state, local, federal, or administrative proceeding filed on his behalf or for his benefit by the EEOC or any other agency, individual, or other party related to the Bank and the Company.
b.In consideration of the releases by Executive and other consideration as set forth herein, Bank and Company hereby mutually, fully and finally release, acquit, and forever discharge Executive from any and all actions, debts, claims, counterclaims, demands, liabilities, damages, causes of action, costs, expenses, and compensation of any kind and nature whatsoever that they have, had, or may have against Executive (the “Liabilities”), except to the extent that any such Liabilities arise from deliberate fraud or criminal activity by Executive. Nothing in this provision shall preclude the Bank and the Company from enforcing any terms of this Agreement.
6.Time to Consider. This Agreement was presented to Executive for review and consideration on April 7, 2023 (“Review Date”). Executive hereby acknowledges and represents he has been offered at least twenty-one (21) days in which to consider the terms of this Agreement. If Executive does not return this Agreement to the Bank fully executed within twenty-one (21) days of the Review Date, any offer set forth or implied by the presentation of this Agreement for Executive’s review and consideration is withdrawn in its entirety at that time. Executive further acknowledges and agrees that he has been advised that he may consult with an attorney of his choosing prior to executing this Agreement; that he fully understands the Agreement and is entering into it voluntarily and without compulsion; and that he has received valuable and good consideration, to which he is otherwise not entitled, in exchange for his release of his rights under the Age Discrimination in Employment Act.
7.Right to Revoke. Executive and Bank hereby acknowledge that Executive may revoke this Agreement within seven (7) days following its Effective Date, and that this Agreement shall not become effective or enforceable until after the seven (7) day revocation period has expired. In the event that Executive chooses to exercise his option to revoke this Agreement, he shall so notify, in writing, the Bank’s designated agent for this purpose, Kary Bryant Wolfe, Esq., Jones Walker LLP, via email to kwolfe@joneswalker.com.
8.Return of Property. Executive will provide the Bank with any and all passwords, access codes and any other information needed to operate the technology systems of the Bank, and will immediately return to the Bank any and all corporate credit cards, all information about the Bank’s practices, procedures, customer information, or product marketing, identification

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cards, parking cards, keys, computers, fax machines, phones, files (including copies thereof) and all other property of the Bank.
Executive will transfer to Bank the ten (10) 2023 Auburn Football season tickets which were purchased by Bank. The tickets shall be transferred within seven (7) days of receipt of the electronic tickets by Executive. In the event that Executive fails to transfer the tickets within the required time frame, the Severance Benefits shall be suspended until the transfer is complete.
9.Payments by Executive. Executive agrees to pay the following amounts to Bank out of the lump sum payment referenced in Paragraph 4(b) above:
a.The outstanding principal balance and all unpaid interest on the line of credit maintained by Executive at Bank, after which the line of credit will be closed; and
b.$8,000.00, which shall entitle Executive to use for his benefit the tickets to the Ariccia Chef’s Dinner for 8 with Bruce Pearl which were purchased by Bank.
10.Confidentiality. Executive and Bank agree that they will keep the substance and terms of this Agreement, and the facts and circumstances giving rise to this Agreement, strictly and absolutely confidential and at no time will they disclose or discuss with any third parties any information whatsoever regarding this Agreement, except as follows:
a.Executive may divulge the terms and provisions of this Agreement to his spouse; and
b.Executive may disclose the terms and provisions of this Agreement to his financial or tax advisor, legal counsel and as may be required by law or by order of a court of competent jurisdiction.
c.Bank may disclose the terms and provisions of this Agreement to its Board of Directors, the Board of Directors of the Company, the Federal Deposit Insurance Corporation, the Alabama Banking Department, in required filings with the Securities and Exchange Commission and to any other regulatory bodies which request the information in the performance of their duties.
d.Bank may disclose information regarding Executive’s separation from employment as the Bank deems reasonably necessary in a press release and in investor relation materials. Bank shall consult with Executive concerning the substance of any such publications, but the final version of any published materials shall be in the sole discretion of Bank.
e.Bank and Executive may disclose to third parties that Executive has retired from his employment with Bank, and his service on the Boards, as of the Retirement Date.
In addition, Executive shall not, without the prior written consent of the Bank, copy, print, reproduce, or otherwise use or disclose Confidential Information to any third party during his employment or at any time thereafter. “Confidential Information” means any verbal, written or electronic information of which Executive became aware during his employment with the Bank that the Bank considers to be non-public, proprietary, and/or competitively sensitive including, but not limited to, trade secrets, financial data, lists of customers and prospective customers, business forecasts and sales and marketing plans.

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11.Mutual Non-disparagement. Executive further agrees not to disparage the Bank, its services, its work, its clients or any of its shareholders, directors, officers or executives or engage in any other conduct or communication which would adversely affect the reputation of the Bank, its business or any of its shareholders, directors, officers, executives or clients in any business or professional community. Bank agrees that if a reference is requested by any prospective employer of Executive, Bank will release only the dates of Executive’s employment, the positions held by Executive, and a statement that Executive has retired from employment. The Members of the Board of Directors and the Executive Officers of the Bank and the Company agree not to disparage Executive or engage in any other conduct or communication which would adversely affect the reputation of Employee in any business or professional community.
12.Future Cooperation. Upon request, Executive agrees to cooperate with and assist Bank (i) in Bank’s transition of any ongoing, current, or outstanding Bank functions, work or business development activities; (ii) with regard to any request for information by Bank relating in any way to Executive’s work for Bank; and (iii) in the defense of any pending claims and/or litigation, or any future claims and/or litigation, related to or arising out of events occurring during Executive’s tenure at Bank, including, but not limited to, providing truthful and complete testimony in any legal or administrative proceeding (via deposition, affidavit, trial testimony, or otherwise), being available to and cooperating with Executive’s counsel as necessary in defense of such claims, and/or providing requested information to Bank and/or its counsel relating to the subject matter of any such litigation or claims against Bank.
13.Other Remedies. Executive acknowledges that a breach or threatened breach by Executive of Paragraph 10 or 11 of this Agreement would cause immediate and irreparable harm to the Bank not fully compensable by money damages or the exact amount of which would be difficult to ascertain, and therefore the Bank will not have an adequate monetary remedy at law. Accordingly, Executive agrees that, in the event of a breach or threatened breach by Executive of Paragraph 10 or 11 of this Agreement, the Bank shall have the immediate right upon the occurrence of any such breach or threatened breach to cease making any unpaid Severance Benefits outstanding at the time of such breach or threatened breach. In particular, Executive acknowledges that the payments and benefits provided hereunder are conditioned upon Executive fulfilling his obligations under the confidentiality and non-disparagement covenants contained in this Agreement. Executive acknowledges that any such cessation of payments would be an exercise of the Bank’s right to suspend or terminate its performance hereunder upon Executive’s breach of this Agreement; such suspension or elimination of payments would not constitute, and should not be characterized as, the imposition of liquidated damages.
14.Government Investigations or Proceedings. This Agreement (including the confidentiality and non-disparagement provisions in Paragraphs 10 and 11) does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company.
15.No Admissions. This Agreement shall not in any way be construed as an admission by the Bank that it has acted wrongfully or breached any agreement with respect to Executive or any other person, or an admission of any acts of discrimination whatsoever against Executive, and the Bank specifically disclaims any liability to or discrimination against Executive, on the part of itself, its Executives, its agents or its affiliates.
16.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to separation of Executive’s employment with Bank and all previous agreements are superceded by and merged into this Agreement. This Agreement is executed

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solely for the consideration herein expressed, without any other representation, promise or agreement of any kind whatsoever.
17.Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.
18.Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. In any proceeding to enforce, interpret or seek damages for violation of this Agreement, the prevailing party shall recover all reasonable attorneys’ fees, costs and expenses from the other party. The provisions of this Paragraph 18 shall survive the termination of this Agreement.
19.Governing Law and Consent to Jurisdiction. Bank’s obligations herein are subject to any applicable laws and regulations under federal or state law, including, without limitation, Federal Deposit Insurance Corporation 12 C.F.R. Part 359. This Agreement was entered into in the State of Alabama, and shall in all respects be interpreted, enforced and governed under the laws of the said State.
20.Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Code (“Section 409A”) and, wherever possible, shall be construed and interpreted to ensure that any payments under this Agreement will not be subject to any additional taxation or premium interest under Section 409A. In the event the parties determine that this Agreement or any payment hereunder does not comply with the applicable provisions of Section 409A, the Company and Executive agree to cooperate to the fullest extent in pursuit of any available corrective relief, as provided under the terms of Internal Revenue Service Notice 2008-113 or 2010-6, as applicable, or any corresponding subsequent guidance, from the Section 409A additional income tax and premium interest. Notwithstanding the foregoing, Executive acknowledges and agrees that any and all tax liabilities of the Executive arising from the transactions contemplated by this Agreement are his sole responsibility, including, without limitation, any additional taxes and interest due pursuant to Section 409A. No acceleration or subsequent deferral of payments and benefits provided herein shall be allowed, unless permitted by Section 409A. The amounts to be paid under this Agreement are payable in installments and each installment shall be treated as a separate payment for purposes of Section 409A.

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IN WITNESS WHEREOF, the undersigned have signed these presents on the date set forth by their signatures below.

/s/ Stephen W. Whatley                        April 28, 2023
Stephen W. Whatley                            Date

Southern States Bank
By    /s/ Mark Chambers                        April 28, 2023
Date
Its    President and Chief Executive Officer

Southern States Bancshares, Inc.
By    /s/ Mark Chambers                        April 28, 2023
Date
Its    President and Chief Executive Officer

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EXHIBIT A
WHATLEY CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

Options
Grant Date	Shares	Vesting %	Vest on Retirement Date
2/9/2022	2,005.00	1.00	2,005.00
2/9/2022	2,004.00	1.00	2,004.00
2/15/2023	1,333.00	1.00	1,333.00
2/15/2023	1,333.00	1.00	1,333.00
2/15/2023	1,333.00	1.00	1,333.00
			8,008.00
Restricted Stock
Grant Date	Shares	Vesting %	Vest on Retirement Date
2/10/2021	1,183.00	0.72	854.39
2/9/2022	1,213.00	0.58	707.58
2/9/2022	1,213.00	0.39	471.72
2/15/2023	856.00	0.17	142.67
2/15/2023	856.00	0.08	71.33
2/15/2023	856.00	0.06	47.56
			2,295.25
Restricted Stock Units
Grant Date	Shares	Vesting %	Vest on Retirement Date
12/21/2022	8,475.00	0.33	2,825.00
12/21/2022	8,475.00	0.17	1,412.50
			4,237.50

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